Exhibit 99.1

Contacts:	Ellen G. Grinde
Director, Investor Relations and Communications
(630) 590-0707
egrinde@penx.com

PENFORD REPORTS FIRST QUARTER FISCAL 2015 FINANCIAL RESULTS

•	Reported EPS improved to $0.16 from $0.04 a year ago. Excluding $0.10 per share of nonrecurring merger-related costs, EPS would have been $0.26.

•	Reported operating income rose to $4.4 million from $1.6 million a year ago. Excluding merger-related costs, operating income would have been $6.4 million.

CENTENNIAL, CO, January 9, 2015 – Penford Corporation (Nasdaq: PENX), a leader in ingredient systems for food and industrial markets, today reported first quarter fiscal 2015 results.

First quarter 2015 net income was $2.1 million, up by $1.6 million over first quarter 2014. Diluted EPS for the first quarter ended November 30, 2014, as reported, increased to $0.16 from $0.04 a year ago. Adjusted diluted earnings per share, excluding nonrecurring items related to the merger (as described below), equaled $0.26.

Reported operating income rose to $4.4 million in the first quarter, an increase of $2.8 million from last year’s comparable quarter. Reported operating income includes merger-related costs, as well as increased overhead expenses for the internal controls program that were partially offset by the accrual freeze of a Company pension plan. Adjusted operating income, excluding merger-related costs, increased to $6.4 million.

First quarter 2015 consolidated sales declined to $103.6 million compared with $109.3 million in last year’s first quarter, reflecting lower corn prices that were passed through to customers, which reduced industrial starch and by-product revenues.

Penford Corporation entered into a definitive merger agreement with Ingredion Incorporated on October 14, 2014. A special shareholders meeting to approve the proposed merger has been scheduled for January 29, 2015. Under the merger agreement, Ingredion will acquire all of the outstanding shares of Penford for $19.00 in cash per share. The merger is subject to Penford shareholder and regulatory approvals, as well as other customary closing conditions.

Penford Corporation – Financial Highlights:

(In thousands)	Q1 FY 15	Q4 FY 14	Q3 FY 14	Q2 FY 14	Q1 FY 14
Consolidated:
Sales	$103,636	$109,086	$119,429	$106,107	$109,251
Gross Margin	18,146	16,561	14,868	12,169	10,709
Adjusted Operating Income (excluding merger-related costs)*	6,406	5,814	4,925	2,911	1,641
Merger-related Costs	(1,996)	—	—	—	—

Operating Income	4,410	5,814	4,925	2,911	1,641
Net Income	2,134	2,954	3,071	1,240	488

Food Ingredients:
Sales	$34,162	$32,343	$35,317	$30,279	$28,651
Gross Margin	10,956	9,982	9,572	8,813	9,274
Operating Income	6,893	5,996	6,025	5,794	6,530

Industrial Ingredients:
Sales	$69,474	$76,744	$84,112	$75,828	$80,600
Gross Margin	7,190	6,579	5,296	3,356	1,435
Operating Income (Loss)	2,983	2,659	1,957	14	(2,043)

*Adjusted EPS and adjusted operating income are non-GAAP financial measures. See “Reconciliation of Non-GAAP Measures” later in this release.

Division highlights for the quarter are as follows:

Food Ingredients Division

•	Food Ingredients revenue increased 19% to $34.2 million for the quarter on strong growth in several product segments and the acquisition of Gum Technology.

•	Gross margin improved by 18% to $11.0 million with the addition of gum sales and increases in specialty starch segments.

Industrial Ingredients Division

•	Industrial Ingredients reported sequential improvement for the last five quarters in gross margin and operating income. Gross margin expanded to $7.2 million, up by $5.8 million from last year’s first quarter on favorable ethanol market dynamics, the lower cost of physical corn, the growth in specialty bio-products and the reduction in depreciation expense with the increase in estimated useful lives that occurred as of May 1, 2014. Operating income increased to $3.0 million from a loss in the prior year’s first quarter.

•	Quarterly revenue fell to $69.5 million, reflecting the decline in the market price of corn, which reduced pass-through revenues.

As a result of the announcement of the definitive merger agreement with Ingredion Incorporated, Penford Corporation will not host a conference call to discuss the results of fiscal first quarter 2015.

About Penford Corporation

Penford Corporation develops, manufactures and markets specialty ingredient systems for a variety of food and industrial products. Penford operates six manufacturing facilities and three research and development centers in the United States.

The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to: factors relating to the proposed merger with Ingredion Incorporated; competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; the Company’s inability to comply with the terms of instruments governing the Company’s debt; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including changes in government rules or incentives affecting ethanol consumption, unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; impairment of the Company’s long-lived assets that could result in a noncash charge to reported earnings; interest rate, chemical and energy cost volatility; changes in returns on pension plan assets and/or assumptions used for determining employee benefit expense and obligations; unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed with the Securities and Exchange Commission.

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TABLES TO FOLLOW

Penford Corporation

Financial Highlights

	Three Months Ended November 30,
(In thousands, except per share data)	2014	2013
Consolidated Results (unaudited)
Sales	$103,636	$109,251
Income from operations	$4,410	$1,641
Net income	$2,134	$488
Earnings per share, diluted	$0.16	$0.04

Cash Flows (unaudited)
Cash flow provided by (used in):
Operating activities	$8,088	$8,674
Investing activities	(3,216)	(2,319)
Financing activities	(4,751)	(6,379)

Increase (decrease) in cash	$121	$(24)

Balance Sheets (unaudited)
	November 30,	August 31,
	2014	2014
Current assets	$98,781	$98,444
Property, plant and equipment, net	115,984	114,804
Other assets	26,674	25,942

Total assets	$241,439	$239,190

Current liabilities	$36,753	$39,015
Long-term debt	74,623	76,665
Other liabilities	32,857	31,377
Shareholders’ equity	97,206	92,133

Total liabilities and equity	$241,439	$239,190

Penford Corporation

Consolidated Statements of Income (Loss)

(unaudited)

	Three Months Ended November 30,
(In thousands, except per share data)	2014	2013
Sales	$103,636	$109,251
Cost of sales	85,490	98,542

Gross margin	18,146	10,709
Operating expenses	12,108	7,801
Research and development expenses	1,628	1,267

Income from operations	4,410	1,641
Interest expense	(904)	(813)
Other non-operating (expense) income, net	(72)	8

Income before income taxes	3,434	836
Income tax expense	1,300	348

Net income	$2,134	$488

Weighted-average common shares and equivalents outstanding, diluted	13,040	12,841
Earnings per common share, diluted	$0.16	$0.04

Penford Corporation

Reconciliation of Non-GAAP Measures

To supplement the segment and consolidated financial results prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company utilizes certain non-GAAP financial measures. The Company’s results include pre-tax merger-related costs of $2.0 million ($1.2 million after-tax, or $0.10 per share). The Company believes that these non-GAAP measures are valuable to investors and management in measuring the Company’s operating performance. These non-GAAP measures are not a substitute for, or an alternative to, the corresponding measures calculated in accordance with GAAP.

	Three months Ended November 30, 2014
	Reported	Merger-related	Adjusted
	2014	Costs	2014
Operating income (loss)	$4,410	$(1,996)	$6,406
Interest expense	(904)	—	(904)
Other non-operating expense	(72)	—	(72)

Income (loss) before income taxes	3,434	(1,996)	5,430
Income taxes expense (benefit)	1,300	(756)	2,056

Net income (loss)	$2,134	$(1,240)	$3,374

Earnings (loss) per share, diluted	$0.16	$(0.10)	$0.26